As filed with the Securities and Exchange Commission on July 2, 2018
Registration No. 333-217579

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES
___________________________________________
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)
___________________________________________
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Michael A. Seton
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
___________________________________________
Copies to:
Lisa Drummond
Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd.
Suite 650
Tampa, Florida 33609
Tel: (813) 287-0101
Fax: (813) 287-0397
Heath D. Linsky, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
___________________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-217579
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒ (Do not check if a smaller reporting company)

Smaller reporting company	☐	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (Registration No. 333-217579) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to incorporate by reference certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.
(b) Exhibits
The following exhibits are filed as part of this Registration Statement:

Ex.	Description
3.1	Certificate of Correction to the Articles Supplementary of Carter Validus Mission Critical REIT II, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 2nd day of July, 2018.

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:	/s/ MICHAEL A. SETON
Michael A. Seton
Chief Executive Officer and President

	Signature	Title	Date

	/s/ JOHN E. CARTER	Chairman of the Board of Directors	July 2, 2018
John E. Carter

	/s/ *	Director	July 2, 2018
Robert M. Winslow

	/s/ *	Independent Director	July 2, 2018
Jonathan Kuchin

	/s/ *	Independent Director	July 2, 2018
Randall Greene

	/s/ *	Independent Director	July 2, 2018
Ronald Rayevich

	/s/ TODD M. SAKOW	Chief Financial Officer and Treasurer	July 2, 2018
	Todd M. Sakow	(Principal Accounting Officer and
Principal Financial Officer)

*By:	/s/ TODD M. SAKOW		July 2, 2018
Todd M. Sakow
Attorney-in-fact